EXHIBIT 10(g)(2)
AMERICAN ELECTRIC POWER SYSTEM
SUPPLEMENTAL RETIREMENT SAVINGS PLAN

AMENDED AND RESTATED AS OF JANUARY 1, 2005

ARTICLE I

Purposes and Effective Date

1.1     The American Electric Power System Supplemental Retirement Savings Plan is established to provide to eligible employees a tax-deferred savings opportunity otherwise not available to them under the terms of the American Electric Power System Retirement Savings Plan because of contribution restrictions imposed by the Internal Revenue Code.

1.2     The original effective date of the American Electric Power System Supplemental Retirement Savings Plan is January 1, 1994 and the effective date of this Amended and Restated American Electric Power System Supplemental Retirement Savings Plan is January 1, 2005, except as otherwise specified herein.

ARTICLE II

DEFINITIONS

2.1     “Account” means the separate memo account established and maintained by the Company or the recordkeeper employed by the Company to record Contributions allocated to a Participant's Account and to record any related Investment Income on the Fund or Funds selected by the Participant. The portion of the Account attributable to Compensation earned and vested prior to January 1, 2005 (excluding, for this purpose incentive compensation attributable to 2004 that was subject to discretionary adjustment and first available for payment subsequent to December 31, 2004) shall be referred to as the Participant’s “Legacy SRSP Account Balance.” The portion of the Account attributable to Compensation other than that described in the immediately preceding sentence shall be referred to as the Participant’s “Active SRSP Account Balance.”

2.2     “Applicable Federal Rate” means 120% of the applicable federal long-term rate, with monthly compounding (as prescribed under Section 1274(d) of the Code), published for the December immediately prior to the Plan Year.

2.3     “Claims Reviewer” means the person or committee designated by American Electric Power Service Corporation (or by a duly authorized person) as responsible for the review of claims for benefits under the Plan in accordance with Section 7.1. Until changed, the Claims Reviewer shall be the Director - Compensation and Executive Benefits.

2.4     “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.5     “Committee” means the committee designated by American Electric Power Service Corporation (or by a duly authorized person) as responsible for the administration of the Plan.

2.6     “Company” means the American Electric Power Service Corporation and its subsidiaries and affiliates.

2.7     “Company Contributions” means the matching contributions made by the Company pursuant to section 3.2.

2.8     “Compensation” means the sum of a Participant's regular base salary or wage including any salary or wage reductions made pursuant to sections 125 and 402(e)(3) of the Code and contributions to this Plan, overtime pay and incentive compensation paid pursuant to the terms of annual incentive compensation plans up to a Plan Year maximum of two million dollars ($2,000,000), but effective only with respect to such sums paid on or after September 1, 2004,1  Such limitation on Compensation is an increase from the $1,000,000 limitation that had been in effect with respect to such sums paid prior to September 1, 2004. provided that Compensation shall not include non-annual bonuses (such as but not limited to project bonuses and sign-on bonuses), severance pay, relocation payments, or any other form of additional compensation that is not considered to be part of base salary, base wage, overtime pay or annual incentive compensation. For this purpose, safety focus payouts shall be considered paid pursuant to the terms of an annual incentive plan, although such payouts may be determined and paid on a quarterly basis.

2.9     “Contributions” means, as the context may require, Participant Contributions and Company Contributions.

2.10     “Corporation” means the American Electric Power Company, Inc., a New York corporation.

2.11     “Eligible Employee” means any employee of the Company who is designated by the Company as eligible to participate in this Plan, provided that effective for deferral election periods that begin after June 1, 2005, such employee must be employed at exempt salary grade 28 or higher. Individuals not directly compensated by the Company or who are not treated by the Company as an active employee shall not be considered Eligible Employees.

2.12     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.13     “Executive Officer” means Participant who, with respect to AEP, is subject to the disclosure requirements set forth in Section 16 of the Securities Exchange Act of 1934, as amended.

2.14     “First Date Available” or “FDA” means (a) with respect to Key Employees, the last day of the month coincident with or next following the date that is six (6) months after the date of the Participant’s or Former Participant’s Termination; and (b) with respect to all other Participants and Former Participants, the last day of the month coincident with or next following the date that is one (1) month after the date of the Participant’s Termination; provided, however, that the FDA with respect to an Executive Officer shall be no earlier than the December 31 of the calendar year of such Executive Officer’s Termination.

2.15     “Former Participant” means a Participant whose employment has Terminated or a Participant who is no longer an Eligible Employee, but whose Account has a balance greater than zero.

2.16     “Fund” means the investment options made available to participants in the Savings Plan, as revised from time to time, except as the Committee may specify otherwise, and the Interest Bearing Account.

2.17     “Investment Income” means with respect to Participant Contributions and Company Contributions the earnings, gains and losses that would be attributable to the investment of such Contributions in a Fund or Funds.

2.18     “Interest Bearing Account” means an investment option to be made available to Participants in this Plan in which the Contributions attributed to this option are credited with interest at the Applicable Federal Rate.

2.19     “Key Employee” means a Participant who, determined as of such time as is consistent with guidance provided under Section 409A(a)(2)(B)(i) of the Code, (a) held the office of Vice President or higher with AEP or one of its subsidiaries or affiliates; (b) was employed at exempt salary grade 34 or higher; or (c) otherwise was determined by the Committee to be a “specified employee” described in Section 409A(a)(2)(B)(i) of the Code.

2.20     “Next Date Available” or “NDA” means the June 30 of the calendar year immediately following the calendar year in which falls the Participant’s Termination.

2.21     “Participant” means an Eligible Employee who elects to defer part or all of his or her Incentive Compensation. Except to the extent otherwise specified in this Plan, references to a Participant shall be considered to include a Former Participant.

2.22     “Participant Contributions” means contributions made by the Participant pursuant to an executed Pay Reduction Agreement subject to the Participant Contribution limits contained in Article III.

2.23     “Pay Reduction Agreement” means an agreement between the Company and the Participant in which the Participant irrevocably elects to reduce his or her Compensation for the Plan Year and the Company agrees to treat the amount of the Compensation reduction as a Participant Contribution to this Plan.

2.24     “Plan” means this American Electric Power System Supplemental Retirement Savings Plan, as amended from time to time.

2.25     “Plan Year” means the twelve-month period commencing each January 1 and ending the following December 31.

2.26     “Savings Plan” means the American Electric Power System Retirement Savings Plan, a plan intended to be qualified under section 401(a) of the Code, as amended from time to time.

2.27     “Termination” means termination of employment with the Company and its subsidiaries and affiliates for any reason.

2.28     “2005 Distribution Election Period” means the period or periods designated by the Committee during which Participants (or Former Participants) are given the opportunity to select among the distribution options set forth in Article VI, provided that any such period shall end no later than December 31, 2005.

ARTICLE III

PARTICIPATION

3.1     An Eligible Employee shall become a Participant by timely submitting a Pay Reduction Agreement during an applicable deferral election period to defer part of the Eligible Employee’s Compensation to which such election relates. The Pay Reduction Agreement shall be in such form as may reasonably be required by the Committee and shall be executed at the time and in the manner prescribed by the Committee.

3.2     For purposes of Section 3.1, the election period during which Compensation may be subject to an effective deferral election shall be determined as follows:

    (a) To the extent that the Compensation is “performance-based compensation” (within the meaning of Section 409A(a)(4)(B)(iii) of the Code) that is based on services performed over a period of at least 12 months, the election period shall end no later than six (6) months before the end of the performance period.

    (b) To the extent that the Compensation is not described in paragraph (a), the election period shall end on or before December 31 of the calendar year prior to the year in which the services on which the Compensation is based are to be performed.

    (c) Notwithstanding (a) and (b), in the case of the first year in which an Eligible Employee becomes eligible to participate in the Plan, the election period shall end within 30 days after the date such Eligible Employee became eligible to participate and such election shall apply only with respect to services to be performed subsequent to the election.

No election shall be effective to defer any Compensation that would otherwise be paid to the Participant before the period for which the Pay Reduction Agreement is effective.

Notwithstanding the foregoing, the deferral election period for an Eligible Employee identified by the Company as having an inadequate opportunity to enroll in the Plan with regard to the 2005 calendar year shall be extended into January 2005, provided that such election shall be applied only to Compensation that had not been paid nor become payable at the time the election is submitted.

3.3     If a deferral election is not made by the end of the election period prescribed by the Company with regard to certain Compensation that may be earned by an Eligible Employee, no portion of such Compensation shall be deferred for such Eligible Employee.

3.4     Participant Contributions made by a Participant pursuant to an executed Pay Reduction Agreement shall be made by payroll deductions from such Compensation payable to the Participant to which the Pay Reduction Agreement relates. Participant Contributions are to be made in multiples of one (1) whole percentage of Compensation, not to exceed 20 percent of Compensation for any pay date. The maximum Participant Contribution for any pay date shall not exceed the difference between (a) twenty percent (20%) of the Participant's Compensation for the pay date, and (b) the aggregate amount of the Participant's Before-Tax and After-Tax contributions to the Savings Plan for the same pay date.

3.5     Subject to the limitation contained in section 3.6, the Company shall credit to the Plan on behalf of each Participant an amount equal to 75% of the amount contributed to the Plan by the Participant, not in excess of 6% of a Participant's Compensation as of each pay date.

3.6     The amount of Company Contributions credited to the Plan on behalf of a Participant in combination with the contributions made by the Company to the Savings Plan on behalf of the Participant as of each pay date during a Plan Year, shall, in the aggregate be equal to the lesser of (a) 75% of the Participant Contributions made by the Participant to this Plan and the Savings Plan as of that pay date, or (b) 4.5% of the Participant's Compensation paid as of that pay date. If the aggregate contributions exceed the lesser limitation described in the preceding sentence, the Company Contributions credited to the Participant's Account under this Plan shall be reduced until the aggregate Company Contributions made under both the Savings Plan and this Plan do not exceed the limitation.

3.7     Participant Contributions and Company Contributions shall be credited to the Participant’s Account as follows:

(a) Contributions related to Compensation that had been earned and vested prior to January 1, 2005 have been credited to the Participant’s Legacy SRSP Account Balance. No additional Contributions shall be credited to a Legacy SRSP Account Balance.

(b) Contributions related to Compensation that is earned or vested on or after January 1, 2005 shall be credited to the Participant’s Active SRSP Account Balance. This shall include the Contributions under this Plan relating to incentive compensation attributable to 2004 that was subject to discretionary adjustment and first available for payment subsequent to December 31, 2004.

ARTICLE IV

INVESTMENT OF CONTRIBUTIONS

4.1     Participant Contributions and Company Contributions (without regard to whether such Contributions have been allocated to such Participant’s Legacy SRSP Account Balance or Active SRSP Account Balance) shall be credited with earnings as if invested in the Funds selected by the Participant. To the extent the Participant fails to select Funds for the investment of Contributions under the Plan, the Participant shall be deemed to have selected the Interest Bearing Account. The Participant may change the selected Funds by providing notification in accordance with the Plan’s procedures. Any change in the Funds selected by the Participant shall be implemented in accordance with the Plan’s procedures.

4.2     A Participant may elect to transfer all or a portion of the amounts credited to his Account from any Fund or Funds to any other Fund or Funds by providing notification in accordance with the Plan’s procedures. Such transfers between Funds may be made in any whole percentage or dollar amounts and shall be implemented in accordance with the Plan’s procedures.

4.3     The amount credited to each Participant's Account shall be determined daily based upon the fair market value of the Fund or Funds to which that Account is allocated. The fair market value calculation for a Participant's Account shall be made after all Contributions, withdrawals, distributions, Investment Income and transfers for the day are recorded. A Participant’s Account, as adjusted from time to time, shall continue to be credited with Investment Income until the balance of the Account is zero and the Committee anticipates no additional Contributions from such Participant.

4.4     The Plan is an unfunded non-qualified deferred compensation plan and therefore the Contributions credited to a Participant's Account and the investment of those Contributions in the Fund or Funds selected by the Participant are memo accounts that represent general, unsecured liabilities of the Company payable exclusively out of the general assets of the Company. In the event that the Company becomes insolvent, the Participants shall be considered as general unsecured creditors of the Company. The Participant’s rights to benefits under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge encumbrance, attachment or garnishment by creditors of any Participant or any beneficiary.

ARTICLE V

DISTRIBUTIONS
5.1     Upon a Participant’s termination of employment with the Company and its subsidiaries and affiliates for any reason, the Company shall cause the Participant to be paid the full amount credited to his or her Account in accordance with the following rules:

(a) Legacy SRSP Account Balance. Amounts that are credited to the Participant's Legacy SRSP Account Balance:

(1)	Shall be distributed to the Participant in one of the following optional forms as selected by the Participant:

(A)	A single lump-sum payment, or

(B)	In annual installment payments over not less than two nor more than ten years.

(2)
Shall be paid in the form of distribution selected by the Participant pursuant to paragraph (1) shall commence within 60 days after the date elected by the Participant on an effective distribution election form. Such date elected by the Participant shall be either (A) the date of the Participant’s Termination (provided, however, if the Participant was an Executive Officer at the time of his or her Termination, the earliest commencement date (for account valuation purposes) shall be December 31 of the year of such Executive Officer’s Termination) or (2) the first, second, third, fourth or fifth anniversary of the Participant’s Termination, as selected by the Participant.

Each Participant shall select the form of distribution [as set forth in paragraph (1)] and benefit commencement date [as set forth in paragraph (2)] with regard to the amounts that are credited to the Participant's Legacy SRSP Account Balance when the Participant first elects to participate in the Plan. The Participant may amend his or her distribution election with regard to amounts that are credited to the Participant's Legacy SRSP Account Balance at any time prior to the date that is at least twelve (12) months prior to the Participant's Termination by submitting a distribution election form in accordance with the Plan’s procedures. If the Participant has not submitted an effective distribution election with regard to amounts that are credited to the Participant's Legacy SRSP Account Balance at the time of his Termination, the distribution of the amounts that are credited to the Participant's Legacy SRSP Account Balance shall be in the form of a single lump sum payment made within 60 days after the Participant's Termination. Notwithstanding the preceding sentence, distribution to a Participant who was an Executive Officer at the time of his Termination, but who has not submitted an effective distribution election with regard to amounts that are credited to the Participant's Legacy SRSP Account Balance at the time of his Termination, shall be in the form of a single lump sum payment within 60 days after the December 31 of the calendar year of the Participant’s Termination.

    (b) Active SRSP Account Balance. With regard to the Participant’s Active SRSP Account Balance the following rules shall apply:

(1)
Form of Distribution. The Company shall cause the Participant to be paid the full amount credited to his or her Active SRSP Account Balance in accordance with his or her effective election in one of the following forms:

(A)	A single lump sum distribution

(i)	as of the First Date Available; or

(ii)	as of the Next Date Available; or

(iii)	as of the fifth anniversary of the First Date Available; or

(iv)	as of the fifth anniversary of the Next Date Available; or

(B)	In five (5) annual installments commencing

(i)	as of the First Date Available; or

(ii)	as of the Next Date Available; or

(iii)	as of the fifth anniversary of the First Date Available; or

(iv)	as of the fifth anniversary of the Next Date Available; or

(C)	In ten (10) annual installments commencing.

(i)	as of the First Date Available; or

(ii)	as of the Next Date Available.

(2)
Effective Election. For this purpose, a Participant’s election with respect to the distribution of his or her Active SRSP Account Balance shall not be effective unless all of the following requirements are satisfied.

(A)	The election is submitted to the Company in writing in a form determined by the Committee to be acceptable;

(B)
The election is submitted timely. For purposes of this paragraph, a distribution election will be considered “timely” only if it is submitted prior to the Participant’s Termination and it satisfies the requirements of (i), (ii) or (iii), below, as may be applicable:

(i)
Submitted within the applicable election period (as determined in accordance with Section 3.2), but only if the distribution election is submitted in connection with the Participant’s initial deferral election under this Plan; or

(ii)	Submitted during the 2005 Distribution Election Period, but only with regard to the first distribution election form submitted by such Participant during that period; or

(iii)	Submitted at least one year prior to the date of the Participant’s Termination.

(C)
If the Participant is submitting the election pursuant to paragraph (b)(2)(B)(iii) to change the timing or form of distribution that is then in effect with respect to the Participant’s Active SRSP Account Balance (i.e., the Participant is not submitting an election with his initial deferral election [(B)(i)] nor during the 2005 Distribution Election Period [(B)(ii)], the newly selected option (i) must result in the deferral of the first scheduled payment by at least 5 years and (ii) may not result in the acceleration of any scheduled payment that would have been made under the distribution option that is intended to be replaced with respect to such Participant’s Active SRSP Account Balance.

(3)
If a Participant fails to submit a distribution election with regard to his Active SRSP Account Balance that satisfies the requirements of this Section 5.1(b), his or her Active SRSP Account Balance shall be distributed in a single lump sum as of the First Date Available.

(4)
Notwithstanding any other provision of this Plan to the contrary, if a Participant whose Termination occurs on or before June 30, 2005 fails to submit an effective distribution election with regard to his Active SRSP Account Balance that satisfies the requirements of this Section 5.1(b), the deferral election with respect to Contributions credited to such Participant’s Active SRSP Account Balance shall terminated and the entire balance of such Participant’s Active SRSP Account Balance shall be distributed to such Participant in a single lump sum as soon as administratively practicable after the Termination of such Participant.

5.2    (a) For purposes of this Article, the amount to be distributed to a Participant shall be based upon the value of such individual’s Legacy SRSP Account Balance or Active SRSP Account Balance (as applicable) determined as of the applicable distribution date (or, if that is not a business day, then as of the immediately preceding business day) and shall be paid to such individual as soon as administratively practicable thereafter.

      (b) Notwithstanding any other provision of this Article, if the Account of a Participant who is not a Key Employee is $10,000 or less on the date of the Participant’s Termination, the full value of the Account shall be distributed as of the First Date Available in a single, lump sum distribution regardless of the form elected by such Participant.

5.3     If an annual distribution is selected, the amount to be distributed in any one-year shall be determined by dividing the Participant’s Legacy SRSP Account Balance or Active SRSP Account Balance (as appropriate) by the number of years remaining in the elected distribution period. The Participant electing annual distributions shall have the right to direct changes in the investment of the Account in a Fund or Funds in accordance with Article IV until the amount credited to the Account is reduced to zero.

ARTICLE VI

BENEFICIARIES

6.1     Each Participant may designate a beneficiary or beneficiaries who shall receive the balance of the Participant's Account if the Participant dies prior to the complete distribution of the Participant's Account. Any designation, or change or rescission of a beneficiary designation shall be made by the Participant’s completion, signature and submission to the Committee of the appropriate beneficiary form prescribed by the Committee. A beneficiary form shall take effect as of the date the form is signed provided that the Committee receives it before taking any action or making any payment to another beneficiary named in accordance with this Plan and any procedures implemented by the Committee. If any payment is made or other action is taken before a beneficiary form is received by the Committee, any changes made on a form received thereafter will not be given any effect. If a Participant fails to designate a beneficiary, or if none of the beneficiaries named by the Participant survive the Participant, the Participant’s Account will be paid to the Participant’s estate. Unless clearly specified otherwise in an applicable court order presented to the Committee prior to the Participant’s death, the designation of a Participant’s spouse as a beneficiary shall be considered automatically revoked as to that spouse upon the legal termination of the Participant’s marriage to that spouse.

6.2     Distribution to a Participant’s beneficiary shall be in the form of a single lump-sum payment within 60 days after the Committee makes a final determination as to the beneficiary or beneficiaries entitled to receive such distribution.

ARTICLE VII

CLAIMS PROCEDURE

Section 7.1 The following procedures shall apply with respect to claims for benefits under the Plan.

(a) Any Participant or beneficiary who believes he or she is entitled to receive a distribution under the Plan which he or she did not receive or that amounts credited to his or her Account are inaccurate, may file a written claim signed by the Participant, beneficiary or authorized representative with the Claims Reviewer, specifying the basis for the claim. The Claims Reviewer shall provide a claimant with written or electronic notification of its determination on the claim within ninety days after such claim was filed; provided, however, if the Claims Reviewer determines special circumstances require an extension of time for processing the claim, the claimant shall receive within the initial ninety-day period a written notice of the extension for a period of up to ninety days from the end of the initial ninety day period. The extension notice shall indicate the special circumstances requiring the extension and the date by which the Plan expects to render the benefit determination.

(b) If the Claims Reviewer renders an adverse benefit determination under paragraph (a), the notification to the claimant shall set forth, in a manner calculated to be understood by the claimant:

(1)	the specific reasons for the denial of the claim;

(2)	specific reference to the provisions of the Plan upon which the denial of the claim was based;

(3)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and

(4)
an explanation of the review procedure specified in Section 7.2, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of the Employee Retirement Income Security Act of 1974, as amended, following an adverse benefit determination on review.

Section 7.2 The following procedures shall apply with respect to the review on appeal of an adverse determination on a claim for benefits under the Plan.

(a) Within sixty days after the receipt by the claimant of an adverse benefit determination, the claimant may appeal such denial by filing with the Committee a written request for a review of the claim. If such an appeal is filed within the sixty day period, the Committee, or a duly appointed representative of the Committee, shall conduct a full and fair review of such claim that takes into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The claimant shall be entitled to submit written comments, documents, records and other information relating to the claim for benefits and shall be provided, upon request and free of charge, reasonable access to, and copies of all documents, records and other information relevant to the claimant’s claim for benefits. If the claimant requests a hearing on the claim and the Committee concludes such a hearing is advisable and schedules such a hearing, the claimant shall have the opportunity to present the claimant’s case in person or by an authorized representative at such hearing.

(b) The claimant shall be notified of the Committee’s benefit determination on review within sixty days after receipt of the claimant’s request for review, unless the Committee determines that special circumstances require an extension of time for processing the review. If the Committee determines that such an extension is required, written notice of the extension shall be furnished to the claimant within the initial sixty-day period. Any such extension shall not exceed a period of sixty days from the end of the initial period. The extension notice shall indicate the special circumstances requiring the extension and the date by which the Plan expects to render the benefit determination.

(c) The Committee shall provide a claimant with written or electronic notification of the Plan’s benefit determination on review. The determination of the Committee shall be final and binding on all interested parties. Any adverse benefit determination on review shall set forth, in a manner calculated to be understood by the claimant:

(1)	the specific reason(s) for the adverse determination;

(2)	reference to the specific provisions of the Plan on which the determination was based;

(3)
a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; and

(4)	a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.

ARTICLE VIII

ADMINISTRATION

8.1     The Committee shall have full discretionary power and authority (i) to administer and interpret the terms and conditions of the Plan; (ii) to establish reasonable procedures with which Participants must comply to exercise any right or privilege established hereunder; and (iii) to be permitted to delegate its responsibilities or duties hereunder to any person or entity. The rights and duties of the Participants and all other persons and entities claiming an interest under the Plan shall be subject to, and bound by, actions taken by or in connection with the exercise of the powers and authority granted under this Article.

8.2     The Committee may employ agents, attorneys, accountants, or other persons and allocate or delegate to them powers, rights, and duties all as the Committee may consider necessary or advisable to properly carry out the administration of the Plan.

8.3     The Company shall maintain, or cause to be maintained, records showing the individual balances of each Participant's Account. Statements setting forth the value of the amount credited to the Participant's Account as of a particular date shall be made available to each Participant no less often than quarterly. The maintenance of the Account records and the distribution of statements may be delegated to a recordkeeper by either the Company or the Committee.

ARTICLE IX

AMENDMENT OR TERMINATION

The Company intends to continue the Plan indefinitely but reserves the right, in its sole discretion, to modify the Plan from time to time, or to terminate the Plan entirely or to direct the permanent discontinuance or temporary suspension of Contributions under the Plan. Notwithstanding the foregoing provisions of this Article, no modification, termination, discontinuance or suspension shall reduce the benefits accrued for the benefit of any Participant or beneficiary under the Plan as of the date of such modification, termination, discontinuance or suspension.

ARTICLE X

MISCELLANEOUS

10.1     Nothing in the Plan shall (a) interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time; nor (b) confer upon a Participant any right to continue in the employ of the Company.

10.2     In the event the Committee, in its sole discretion, shall find that a Participant or beneficiary is unable to care for his or her affairs because of illness or accident, the Committee may direct that any payment due the Participant or the beneficiary be paid to the duly appointed personal representative of the Participant or beneficiary, and any such payment so made shall be a complete discharge of the liabilities of the Plan and the Company with respect to such Participant or beneficiary.

10.3     Each Participant agrees that as a condition of participation in the Plan, the Company may withhold from any distribution hereunder all amounts determined by the Company as required by law or otherwise as determined by the Company to be then due and payable by the Participant or his beneficiary to the Company.

10.4     The Company intends the following with respect to this Plan: (1) Section 451(a) of the Code would apply to the Participant's recognition of gross income as a result of participation herein; (2) the Participants will not recognize gross income as a result of participation in the Plan unless and until and then only to the extent that distributions are received; (3) the Company will not receive a deduction for amount credited to any Account unless and until and then only to the extent that amounts are actually distributed; (4) the provisions of Parts 2, 3, and 4 of Subtitle B of Title I of ERISA shall not be applicable; and (5) the design and administration of the Plan are intended to comply with the requirements of Section 409A of the Code, to the extent such section is effective and applicable to amounts deferred hereunder. However, no Eligible Employee, Participant, Former Participant, beneficiary or any other person shall have any recourse against the Corporation, the Company, the Committee or any of their affiliates, employees, agents, successors, assigns or other representatives if any of those conditions are determined not to be satisfied.

10.5     The Plan shall be construed and administered according to the applicable provisions of ERISA and the laws of the State of Ohio.